Exhibit 99.3
                         CACI Completes Acquisition of
                        Government Systems, Inc. (GSI)
Also Signs Business Agreement With GSI Seller - Infonet Services Corporation

ARLINGTON, VA, November 3, 1997 -- CACI International Inc (Nasdaq: CACI) announced today that it has completed its acquisition of Government Systems, Inc. (GSI). CACI paid $28 million in cash for the business and net assets of GSI, plus an additional payment of $5.5 million to pay-off existing debt of GSI. The transaction was funded through borrowings under the company's existing line of credit. CACI expects the acquisition to be slightly accretive to earnings per share in the first year with significant contributions thereafter. The intent to acquire was originally announced on September 10, 1997.

GSI, headquartered in Chantilly, Virginia, has approximately 250 employees worldwide. Its current annual revenues are $36 million. GSI delivers international communications and network-related services to the U.S. Government and other organizations. These services include full implementation of dedicated private networks, integrated public and private networks, installation and maintenance, and network management and operations. GSI maintains a solid contract base with tremendous long-term growth potential. Major clients include the Department of Defense, the Federal Aviation Administration and Globalstar.

"This acquisition directly fuels CACI's growth strategy and strongly positions us in the rapidly expanding, high-potential area of communications services," said Dr. J. P. (Jack) London, CACI Chairman and CEO. "We welcome the exceptionally talented GSI employees to the CACI Team. The combination of GSI's unmatched strengths in data communications networks with CACI's comprehensive information technology solutions is a new and powerful total service offering for our mutual clients."

CACI purchased GSI from Infonet Services Corporation, a multinational communications network provider headquartered in El Segundo, California. As a result of the acquisition, CACI will be able to offer Infonet's worldwide communications services and products to its clients, and has also agreed with Infonet to jointly pursue additional opportunities for end-to-end communications and network integration services.

CACI is an information technology products and services provider that specializes in developing and integrating systems, software, and simulation products in support of government agencies and commercial enterprises worldwide. Celebrating 35 years in business, the company has approximately 3,600 employees and operates out of more than 70 offices in the U.S. and Europe.

Several comments set forth above represent forward-looking statements. These statements are subject to important factors that could cause actual results to differ materially from the statements made today. The factors which could cause a material difference in results include, but are not limited to the following: regional and national economic conditions; changes in interest rates; changes in government spending policies and/or decisions concerning specific programs; the individual business decisions of our customers and clients; developments in technology; competitive factors and pricing pressures; changes in the regulation of our business; and our own ability to obtain the results now projected or anticipated.

# # #

For investor information contact:
Deborah Tucker
Investor Relations Director
(703) 841-3710
dtucker@hq.caci.com

For other information contact:
Jody Brown
Public Relations Director
(703) 841-7801
jbrown@hq.caci.com